1.	ORGANIZATIONS AND DESCRIPTION OF BUSINESS

Alliance Broadcasting Group, Inc. (ABG) was incorporated in Delaware on November 15, 1996. Its business strategy was to purchase and manage radio stations or other media operations. It first operated a radio station in Naples, Florida under an installment purchase agreement. All active operations of ABG ceased during 1999. On
February 15, 2002, an Indiana corporation of the same name was formed with assets and liabilities of the Delaware entity transferred thereto except for the tax loss carryforward. The Delaware entity became a shell with no asset or liability.

The Company has provided a 100% valuation allowance against the tax loss carryforward for ABG's past operations.

Emission Controls Corp. (ECC) was incorporated in the state of Nevada on September 3, 1997. ECC's principle activity was to license patents that when used properly would significantly reduce the pollutions emitted from the exhaust of internal combustion engines. ECC had been in the development stage since inception.

ECC signed an agreement to merge with Alliance Broadcasting
Group, Inc. (ABG) on November 30, 2001. ABG had no assets and the surviving entity is ABG, which changed its name to Emission Controls Corp. (the "Company"). The merger became effective February 15, 2002 (Note 13) when the Company filed the Articles of Merger in the state of Delaware.

Principles of Recapitalization

The accompanying financial statements for the period ended June 30, 2002 and 2001 include the accounts of the ECC for the twelve-month periods ended June 30, 2002 and 2001. The operations of ABG have been included with those of ECC since the date of consummation of the merger. For accounting purposes, the transaction between ABG & ECC has been treated as a recapitalization of ECC, with ECC as the accounting acquirer (reverse acquisition). Proforma financial statements are not presented as the net assets of ABG were insignificant prior to merger.

Development stage entity

The Company continues to be in the development stage. The accounting policies of the Company are in accordance with generally accepted accounting principles and conform to the standards applicable to development stage companies.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Upon sale, retirement, or other disposition, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations for the period. The Company depreciates property and equipment using the straight-line method over their estimated useful lives ranging from three to five years.

The Company accounts for impairments of long-lived assets and long-lived assets to be disposed of in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of." This standard requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through future cash flows from the use and disposition of the asset. An impairment loss recognized on assets to be held and used is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets held for sale are reported at the lower of carrying amount or fair value less cost to sell.

Intangibles

In September 1997, ECC acquired certain patent rights for apparatus and method for supplying fuel to internal combustion engines, in exchange for 4,000,000 shares of common stock and a promissory note for $10,000,000 with interest rate of 8%. In the same year, this patent was returned and the promissory note and the accumulated interest were cancelled. The issuance of shares was recorded at no value since ECC had just started and did not have any significant asset or operation.

In October 2001, the ECC purchased a patent from TransGlobal Technologies in exchange for a promissory note of $250,000. The note is unsecured and bears an interest rate of 6% per year. TransGlobal is a related company, related through a common officer. This patent was written off as impairment of intangible assets on December 31, 2001.

In December 2002, the Company purchased a patent for fuel economizer for $25,000 and in April 2002, the ECC entered in to a license agreement for fuel management system for $200,000 and purchased a certain technology from an individual by issuing 600,000 shares of the Company's common stock valued at $540,000.

During the year 2002, the Company recorded $50,796 for enhancement cost of the technology.

Revenue recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 101. Revenue will be recognized when merchandise will be shipped to a customer. Generally, the Company will extend credit to its customers/clients and would not require collateral. The Company will perform on-going credit evaluations of its customers/clients. The Company has not earned revenues since its inception.

Income taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income (loss). Valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128
(SFAS No. 128), "Earnings per share".  SFAS No. 128
superseded Accounting Principles Board Opinion No.15
(APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Stock-based compensation

SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and has adopted the disclosure only provisions of SFAS 123. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in
Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Valuation of shares for services is based on the estimated fair market value of the services performed.

Segment Reporting

Statement of Financial Accounting Standards No. 131
("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Currently, SFAS 131 has no effect on the Company's consolidated financial statements as substantially all of the Company's operations are conducted in one industry segment.

Research and Development

Expenditures for research and development costs are expensed as incurred.

Advertising

The Company's policy is to expense advertising costs as incurred.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Accounting developments

In May 2002, the Board issued SFAS No. 145, "Rescission of
FASB Statements No. 4, 44, and 64, Amendment of FASB Statement
No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 rescinds the automatic treatment of gains or losses from extinguishments of debt as extraordinary unless they meet the criteria for extraordinary items as outlined in APB Opinion
o. 30, "Reporting the Results of Operations, Reporting the
Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". SFAS 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and makes various technical corrections to existing pronouncements. The provisions of SFAS 145 related to the rescission of FASB Statement 4 are effective for fiscal years beginning after May 15, 2002, with early adoption encouraged. All other provisions of SFAS 145 are effective for transactions occurring after May 15, 2002, with early adoption encouraged. The adoption of SFAS 145 does not have a material effect on the earnings or financial position of the Company.

In June 2002, the FASB issued SFAS No. 146 "Accounting for
Costs Associated with Exit or Disposal Activities" ("SFAS 146"). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and
Other Costs to Exit an Activity (including Certain Costs
Incurred in a Restructuring)." This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3 a liability for an exit cost as defined, was recognized at the date of an entity's commitment to an exit plan. The adoption of SFAS 146 did not have a material effect on the earnings or financial position of the Company.

In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions" ("SFAS 147"). SFAS 147 removes the requirement in SFAS No. 72 and Interpretation 9 thereto, to recognize and amortize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. This statement requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations," and FAS No. 142, "Goodwill and Other Intangible Assets." In addition, this statement amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include certain financial institution-related intangible assets. The adoption of SFAS 147 did not have a material effect on the earnings or financial position of the Company.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this pronouncement does not have a material effect on the earnings or financial position of the Company.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation-Transition and Disclosure" ("SFAS 148"). SFAS 148 amends SFAS No. 123, "Accounting for Stock Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results. The Statement is effective for the company's interim reporting period ending
January 31, 2003. The adoption of SFAS 148 will not have a material effect on the earnings or financial position of the Company.

On April 30, 2003, the FASB issued FASB Statement No. 149
("SFAS 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". FAS 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of FASB Statement No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities. SFAS
149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The Company does not expect the adoption of SFAS No. 149 to have a material impact on its financial position or results of operations or cash flows.

On May 15 2003, the FASB issued FASB Statement No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS 150 affects an entity's classification of the following freestanding instruments: a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. For private companies, mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the fiscal period beginning after December 15, 2003. The Company does not expect the adoption of SFAS No. 150 to have a material impact on its financial position or results of operations or cash flows.

3.     RECEIVABLES FROM OFFICERS AND SHAREHOLDER

Per purchase agreement for certain technology, the Company advanced $32,000 for operating capital during 2002. The Company agreed to provide $16,000 a month commencing November 1, 2002 until April 15, 2003 until the Company stock can be registered as free trading stock. At said date, the seller will return a number of shares which would equate the operating capital provided and valued at the market value of the stock at that date.

The Company also has advanced to an officer $10,005 during the year ended December 31, 2002. The advance are interest free, unsecured and due on demand.

4.     PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2002 and 2001:

   				        	2002	       2001

  Furniture and computer equipment           $ 3,624   	    $11,244
  Computer & Software			      11,516	    	-
  Shop/Lab equipment			      47,187	    	-
  Vehicles				      43,128	    	-
  Less:  Accumulated depreciation
           and amortization                  (23,626)        (4,944)
                                           $  81,829       $  6,300


5.	INTANGIBLES

In December 2002, the Company purchased a patent for fuel economizer for $25,000. On April 9, 2002, the Company entered in to a license agreement for fuel management system for $200,000 and purchased a certain technology from an individual by issuing 600,000 shares of the Company's common stock valued at $540,000 and to pay 3% royalty of gross sales of each manufactured apparatus shipped to customers and 3% markup over cost of manufacturing on all replacement parts manufactured for the Company by seller.

During the year 2002, the Company recorded $50,796 for enhancement cost of the technology.

These intangible assets are amortized over 5 years. The amortization of these intangible assets for the year ended December 31, 2002 was $111,161.

6.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

   					2002        	2001
   Accounts payable-trade		$210,327      $252,176
   Deposit on stock purchase		   1,000         1,000
   Accrued expense-litigation		 331,605          -
   Accrued interest			  13,513         7,500
   Other accrued expenses		  11,235          -  .
					$567,680      $260,676

7.   NOTES PAYABLE

The Company has a note payable related to purchase of patents in the amounts of $250,000 as of December 31, 2002 and 2001 (Note 2). The
note is unsecured and bears an interest rate of 6% per year. The interest for the year ended December 31, 2002 and 2001 amounted to $15,000 and $7,500, respectively. The note matures on June 30, 2005.

8.   STOCKHOLDERS' DEFICIT

Common Stock Class A:

During the year ended December 31, 2001, 63,700 shares were issued for cash amounting $29,350. In addition, 450,000 shares were issued for a subscription amounting $150,000. The Company received $69,742 by December 31, 2001 and remaining amount of $80,258 was recorded as subscription receivable.

During the year ended December 31, 2002, the following stock transactions were recorded after the effect of 1:4 forward splits on July 16, 2002 and December 4, 2002;

Per merger agreement with ECC, the Company effected 300:1 reverse split on February 15, 2002 which resulted the balance of 1,067,312 shares and issued 64,000,000 shares to ECC shareholders and options to purchase 20,000,000 shares at $.01 per share, 16,000,000 shares at $.20 per share and 3,200,000 shares at $.50 to ABG shareholders. All of these shares were issued.

10,404,504 shares were issued for cash amounting $1,110,450. 5,200,000 shares were issued for compensation amounting $292,500. 400,000 shares were issued for director's fees for $788,000, but theseshares are to be cancelled based on board resolution. 9,600,000 shares were issued for purchase of an intangible asset amounting $540,000.
1,337,136 shares were issued for subscription amounting $41,784. 32,000 shares were issued for development cost amounting $2,000. 10,800,000 shares were issued to an officer, but these shares are to be cancelled.
1,200,000 shares were issued to be held in an escrow account.

The value of the shares was based on the cash purchase price of the closest date to the transaction date.

The Company received cash of $383,157 for 1,670,113 shares to be issued as of December 31, 2002.

Common Stock Class B:

During the year 2002, the Company issued total of 8,000,000 shares of Class B common stock to an officer of the Company and recorded at par value of $.0005 per share amounting $4,000. The holder of Class B common stock is entitled to 10 votes for each share held. The Class B common stock is not convertible into Class A common stock.

Subscription receivable

The Company issued 450,000 shares for a subscription of $150,000 in 2001. Through December 31, 2001, $69,742 was received and the remaining
$80,258 was recorded as subscription receivable.

During the year 2002, 1,337,136 shares were issued for subscription amounting $41,784.

Shares to be issued

The Company received cash of $383,157 for 1,670,113 shares to be issued as of December 31, 2002.

Shares to be cancelled

The Company issued 400,000 shares for directors' fees amounting $788,000 and 10,800,000 shares to an officer during the year 2002. Based on the board resolution in December 2002, these shares were cancelled subsequent to December 31, 2002.

Stock-based compensation

The Company accounts for stock based compensation under Statement of Financial Accounting Standards No. 123 ("SFAS 123"). SFAS 123 defines a fair value based method of accounting for stock based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to account for its stock based compensation to employees under APB 25.

Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended
December 31, 2002; risk free interest rate of 4%; dividend yield of 0%; expected lives of the options of 5 years; and volatility of 100%.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Adjustments are made for options forfeited prior to vesting. The effects on compensation expense and net income had compensation costs for the Company's stock option plans been determined based on a fair value at the date of grant consistent with the provisions of SFAS 123, for the years nded December 31, 2002 and 2001 are as follows:

						    December 31, 2002
Net Loss					$	(1,420,132)
Less: Compensation expense per APB 25			     -
Add:  Compensation expense based on fair
value of options					(5,640,000)
Net loss, pro forma				$	(7,060,132)
Loss per share, pro forma			$	     (0.06)

The following summary presents the incentive and non-qualified options granted, exercised, expired and outstanding at December 31, 2002:

					 AVERAGE
					NUMBER OF          EXERCISE
                                          SHARES             PRICE

Outstanding beginning of year		    -		       -
Granted during the year 		1,500,000	     $4.70
Exercised/cancelled during the year	    -		       -
Outstanding end of year			1,500,000     	     $4.70


The weighted average grant date fair value of options granted during 2002 was $3.76.

9.     INCOME TAXES

No provision was made for income taxes since the Company has significant net operating loss carryforwards. At December 31, 2002 and 2001, the Company has a net operating loss carryforward for federal tax purposes of $5,703,238 and $4,283,106, respectively. Differences between financial statement and tax losses consist primarily of amortization allowance were immaterial at December 31, 2002 and 2001. The net operating loss carryforwards may be used to reduce taxable income through the year 2022. The availability of the Company's net operating loss carryforwards are subject to limitation if there is a 50% or more positive change in the ownership of the Company's stock.

The Company has deferred tax assets of $2,281,295 and $1,713,242 at December 31, 2002 and 2001 relating to its net operating losses. A valuation allowance is provided for deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company provided a 100% valuation allowance for these deferred tax assets.

10.   RELATED PARTY TRANSACTIONS

In September 1997, ECC acquired certain patent rights for apparatus and method for supplying fuel to internal combustion engines, in exchange for 4,000,000 shares of common stock and a promissory note for $10,000,000 with interest rate of 8% from a related company with a common officer. In the same year, this patent was returned and the promissory note and the accumulated interest were cancelled. The issuance of shares was recorded with no value since the Company has just started.

In October 2001, ECC purchased a patent for fuel management system from TransGlobal Technologies in exchange for 250,000 shares of common stock and a promissory note of $250,000, which bears no interest. TransGlobal is a related company with a common officer. This patent was written off as impairment of intangible assets as of December 31, 2001 as the management determined that the patent had no value as of December 31, 2001.

During the year 2001, ECC recorded $6,000 per month management fees to Crowe Foundation which the officer of the Company is the trustee of the Crowe Foundation. The Company had a liability balance of $129,956 to Crowe Foundation as of December 31, 2001 and 2002. Subsequent to December 31, 2002, this liability was forgiven upon termination of the employment contract.

11.  GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. Through December 31, 2002, the Company had incurred cumulative losses of $2,830,767 which includes the loss of $1,420,132 and $362,240 for the year ended December 31, 2002 and 2001, respectively and negative working capital of $98,983 and $259,793 as of December 31, 2002 and 2001, respectively. The Company's successful transition from a development stage company to attaining profitable operations is dependent upon obtaining financing adequate to fulfill its research and development activities, production of its equipment and achieving a level of revenues adequate to support the Company's cost structure. Management's plan of operations anticipates that the cash requirements for the next twelve months will be met by obtaining capital contributions through the sale of common stock and cash flow from operations. In that regard, effective
February 15, 2002, the Company merged with ABG (Note 13). However, there is no assurance that the Company will be able to implement its plan.

12.	CONTINGENT LIABILITIES AND COMMIMENT

Contingent liabilities:

Pursuant to the merger agreement between ABG-Delaware (ABG) and ECC (NOTE 12) effective February 15, 2002, ABG assigned all liabilities to ABG-Indiana and ABG-Indiana agreed to assume such liabilities and hold ABG-Delaware harmless from such liabilities and claims. However, the creditors have not agreed to release of New ECC from these obligations for the following claims.

Theatre Associates, Ltd. V. Alliance Broadcasting Group, Inc.

Judgment in the amount of $16,556 was rendered. This judgment has been settled pursuant to an assignment of promissory note payment agreement which assigns the rights to receive note payments or other benefits under a $300,000 note payable to ABG dated September 9, 2002 to assignee Theatre Associates, Ltd. to the extent of the $16,556 judgment.

Claim for unpaid legal fees of $26,000. No Litigation has been filed.

Claim for unpaid legal fees of $18,589.32. No settlement has occurred.

Claim for unpaid legal fees of $12,000. No settlement has occurred, but payments are being made.

Claim for unpaid accounting fees of $108,448.75. No Litigation has been filed, but settlement is being negotiated.

Claim of Internal Revenue Services in the approximate amount of $150,000 for ABG (Indiana).

All of these liabilities were accrued in the financial statements as of December 31, 2002.

Commitment:

On October 4, 2002, the Company entered into a lease agreement which expires on October 31, 2009. The monthly rent starts from $3,494 for the first year and increases yearly to $4,063 in the last year. Future commitments under operating leases for the next five years are as follows:

      Year Ending December 31			Operating Leases
		2003			   	   $  42,088
		2004			      	      43,063
		2005			              44,038
		2006			              45,013
		2007			              46,069
		Remaining after 5 yrs	    	    __88,157
		Total minimum lease payment	    $308,428

Rent expenses for the year ended December 31, 2002 and 2001 were $31,049 and 0, respectively.

13.   MERGER AGREEMENT

ECC entered into an agreement to merge with Alliance Broadcasting Group, Inc. (ABG) on November 30, 2001.
ABG did not have any assets and the surviving entity is ABG, which changed its name to Emission Controls
Corp. The purchase price for the ABG was $250,000, which was to be paid with $50,000 cash and 1,000,000 shares of the Company stock at $.20 per share and options to purchase additional 800,000 shares of the Company stock at $.01 per share to all ABG shareholders. The merger became effective February 15, 2002 when the Company filed the Articles of Merger in the state of Delaware. As a part of the merger transaction, the Company had a reversed stock split of ABG shares in the ratio of 1:300. Per the agreement, after the merger, the authorized share capital of the Company would be 10 million shares. 4 million shares shall be issued to the current shareholders of ECC and 1 million and 66,666 shares would be owned by previous owners of ABG.

For accounting purposes, the transaction between ECC and ABG has be treated as a re-capitalization of ECC, with ABG as the legal acquirer (reverse acquisition), and the ECC as the accounting acquirer. Proforma financial statements are not presented, as there were no net assets or operations of ABG prior to merger.

14.	SUBSEQUENT EVENT

Subsequent to December 31, 2002, the Company issued 524,000
shares of Class A common stock for cash amounting $567,420 and 20,000 shares for services valued at $65,800.

300,000 shares were issued for cash received in 2002.

470,113 shares were issued from the 1,200,000 shares held in escrow and remaining 729,887 shares were returned to the Company subsequent to December 31, 2002. In addition to 470,113 shares, 454,991 shares were issued for cash received in 2002 amounting $233,157 and additional cash received subsequent to December 31, 2002 amounting $307,986.


EMISSION CONTROLS CORP.
(FORMERLY, ALLIANCE BROADCASTING GROUP, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

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